Exhibit 99.1

MacroChem Corporation

40 Washington Street, Suite 220

Wellesley Hills, MA 02481

Phone: 781-489-7310

Fax: 781-489-7311

Release: IMMEDIATE	Contact:

MacroChem Corp.: Bernard Patriacca - VP/CFO

(781) 489-7310

Investor Relations: The Investor Relations Group, Inc.

Christine Berni/ Joseph Triunfo, (212) 825-3210

Media:

Bill Douglass/ Michaela Heller, (212) 825-3210

MACROCHEM ACQUIRES RIGHTS TO PEXIGANAN, A NOVEL TOPICAL

ANTI-INFECTIVE FOR TREATMENT OF DIABETIC FOOT INFECTIONS, FROM GENAERA

Broadens late-stage product development portfolio

building on lead product candidate EcoNail in Phase 2 trial for onychomycosis

Wellesley Hills, MA, October 3, 2007 – MacroChem Corporation (OTCBB: MACM) today announced that it has exercised the option it acquired in July, 2007 to acquire exclusive worldwide license rights for drug uses of pexiganan, a novel, small peptide anti-infective for treatment of patients with mild diabetic foot infection (DFI), from Genaera Corporation.

“We believe this is a unique opportunity for MacroChem to broaden its product portfolio with a product that has already completed two Phase 3 clinical trials and that fits our strategic focus and complements our lead product candidate, EcoNail® for treatment of nail fungus,” stated Robert J. DeLuccia, President and CEO of MacroChem. “Both drugs would treat diseases of the foot predominantly treated by the same prescribing specialists, namely podiatrists. Both EcoNail and pexiganan are potentially of interest to a larger number of physician specialists and primary care physicians. MacroChem would ultimately be seeking a partner for marketing to those groups while retaining rights to market to selected physician specialists.”

In clinical trials previously conducted by Genaera, over 1000 human subjects were exposed to pexiganan without safety concerns, including 418 patients who received pexiganan in two Phase 3 clinical trials submitted in a New Drug Application to the U.S. Food and Drug Administration (FDA) in 1998. The primary clinical endpoint of one of the two Phase 3 trials was judged by the FDA to have been achieved. The other Phase 3 clinical trial, which did not meet its specified endpoint, provided strong supportive data indicative of the clinical benefit of pexiganan. At that time, difficulties with Chemistry Manufacturing & Controls (CMC) and an FDA request for one additional controlled trial precluded approval. MacroChem believes that since that time, significant improvements have been made in peptide manufacturing processes as well as in clinical trial design and execution. MacroChem plans to implement a program to address the previously identified CMC issues and resume formal dialogue with the FDA to determine the appropriate clinical development path.

“We are pleased to enter into an agreement with MacroChem Corporation for the therapeutic rights to pexiganan. This agreement reflects a first step in the execution of Genaera’s strategy to divest its non-core-assets, including Squalamine and LOMUCIN™. We believe pexiganan has significant potential to treat infected diabetic foot ulcers and that MacroChem is dedicated to the commercialization of this asset,” stated Dr. Henry Wolfe, Executive Vice President and Chief Scientific Officer of Genaera.

Mr. DeLuccia further noted, "We are pleased to have pexiganan in our hands since we believe that, if approved, it would be welcomed by physicians and patients for the treatment of diabetic foot infection. In recent years, there have been many advances in peptide manufacturing, a better understanding of the treatment of diabetic foot infection, improvements in clinical trial design and execution, and more clarity concerning regulatory requirements for topical anti-infectives, with the potential market being even more attractive than before.”

He added, “There continues to be a very large and growing incidence of diabetes and, as a result, a growing number of diabetic foot infections in the U.S. Diabetic foot ulcers in the approximately 20 million diabetics in the US alone are a major concern and burden to both patients and healthcare system. There is also a lack of effective topical anti-infectives to treat diabetic foot infection. Accordingly, we believe that pexiganan could fill an important unmet medical need for a topical anti-infective treatment and provide a significant commercial opportunity in an addressable market of millions of diabetic foot infections annually with a potential estimated half billion dollar market.”

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Benjamin Lipsky, M.D., Professor of Medicine, University of Washington School of Medicine and Chairman of the Infectious Disease Society of America (IDSA) Guidelines Committee on Diabetic Foot Infection, commented, “I think there is a clear need for a topical antimicrobial compound for treatment of mild diabetic foot infections. Why expose the entire body to the potential toxic and microbial-altering effects of systemic therapy when the infection is limited to a superficial wound? With the growing problem of resistance of microorganisms to antibiotics, new types of antimicrobial agents and novel routes of treatment that allow lower doses of these agents would be welcomed. There are currently very few topical antimicrobial compounds available, none of which has been specifically proved to be effective for diabetic foot infections.”

Under the terms of the license agreement, MacroChem will pay Genaera an initial fee of $1 million through February 1, 2008. The deal terms also include payments of $7 million to Genaera upon the achievement of certain clinical and regulatory milestones through approval, sales-based milestones of up to $35 million, and 10% royalty payments on net sales. In addition, MacroChem will assume all clinical development, manufacturing and regulatory activities for pexiganan. MacroChem will require additional funding to fully develop the product.

About Pexiganan

Pexiganan is a 22-amino acid linear peptide. It is formulated as a cream and has a novel mechanism of action based on its ability to disrupt the integrity of bacterial cell membranes. It has antimicrobial activity against Gram positive (methycillin resistant staphylococcus aureus (MRSA)) and Gram negative organisms that commonly infect skin and soft tissue. It has a low potential for induction of resistance and no cross-resistance with existing therapeutic antibiotics as a consequence of its mechanism of action.

About Diabetes and Diabetic Foot Infection

According to the U.S. Centers for Disease Control and Prevention (CDC), there are about 20.8 million people with diabetes in the U.S. (in 2005). Current estimates are that about 7% of all Americans have diabetes, and that prevalence is expected to increase each year. Among the complications caused by diabetes are foot disorders.

It is estimated that up to about 25% of persons with diabetes will develop a foot ulcer in their lifetime of which about 60% get infected. Diabetic foot ulcers generally result from the consequences of peripheral neuropathy, with loss of protective sensations and foot deformities. The presence of peripheral vascular disease, increased biomechanical stress and acute trauma further increase the risk of foot ulcers. It usually takes several months for an ulcer to heal, and during this period there is a continual risk of foot infection. Infected foot ulcers can result in bone infection (osteomyelitis) or progressive gangrene, and are the major immediate cause of lower limb amputation. Diabetes is now the top cause of non-traumatic leg amputations in the developed world. Furthermore, foot ulcers are now the most frequent cause of diabetes-related hospitalizations. Thus, diabetic foot ulcers and infection are a major burden to both the patient and the healthcare system resulting in long-term disabilities and high demands on the healthcare system.

About MacroChem

MacroChem Corporation is a specialty pharmaceutical company that develops and seeks to commercialize pharmaceutical products. Currently, our portfolio of proprietary product candidates is based on our drug delivery technologies: SEPA®, MacroDerm™ and DermaPass™. Our lead product candidate is EcoNailTM, a topically applied SEPA-based econazole lacquer for the treatment of onychomycosis, a condition commonly known as nail fungus. Our other clinical stage product candidate, Opterone®, is a topically applied SEPA-based testosterone cream designed to treat male hypogonadism. In addition to EcoNail and Opterone, our pipeline of early-stage product candidates is based on our SEPA, MacroDerm and DermaPass drug delivery technologies. For more information visit our website, http://www.macrochem.com.

About Genaera

Genaera Corporation is focused on advancing the science and treatment of metabolic diseases. The Company has significant market opportunities with a first-in-class molecule, trodusquemine (MSI-1436), that has the potential to redefine the treatment paradigm for obesity and type 2 diabetes and is presently in a Phase 1 trial in obesity. In addition, Genaera has a value-driven, fully out-licensed partnership with MedImmune, Inc. for a second core program that is presently undergoing Phase 2 clinical testing in asthma. http://www.genaera.com.

Forward-Looking Statements

With the exception of historical information contained in this press release, the matters described herein are forward-looking statements that involve risks and uncertainties. MacroChem's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed or referred to in the section entitled "Risk Factors" in MacroChem's Annual Report on Form 10-K, as well as those discussed elsewhere therein, and include, without limitation, risks regarding product development, the timing and results of clinical trials, the regulatory approval process, capital requirements, financial condition, patent protection and dependence on third parties for development and licensing arrangements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. MacroChem undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For more information visit our website, http://www.macrochem.com.

Contact:

MacroChem Corp.: Bernard Patriacca - VP/CFO

bpatriacca@macrochem.com

(781) 489-7310

Investor Relations: The Investor Relations Group, Inc.

Christine Berni/ Joseph Triunfo, (212) 825-3210

cberni@investorrelationsgroup.com

jtriunfo@investorrelationsgroup.com

Media:

Bill Douglass/ Michaela Heller, (212) 825-3210

bdouglass@investorrelationsgroup.com

mheller@investorrelationsgroup.com

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